EXHIBIT 10.2

                          Steerpike (Overseas) Limited
                              c/o WJB Chiltern, plc
                                3 Sheldon Square
                                   Paddington
                                  London W2 6PS
                                     England

                                                              As of May 19, 2003


SLS Loudspeakers
A Division of SLS International, Inc.
3119 South Scenic
Springfield, MO 65807

         Re:      SLS Loudspeakers
                  ----------------

Gentlemen:

         This letter sets forth the mutual understanding between Steerpike (Overseas) Limited ("us", "we" or "Steerpike") and SLS Loudspeakers, A Division of SLS International, Inc. ("SLS") concerning certain limited rights that Steerpike is granting to SLS hereunder regarding the use of the name and likeness of Gordon Sumner p/k/a "Sting" ("Artist") solely in connection with the advertising, promotion and sale of SLS Loudspeakers (such SLS Loudspeakers are sometimes referred to herein as the "Products"), subject to all of the terms and conditions contained in this letter.

         (1) Steerpike hereby grants to SLS, for a period commencing with the date hereof and continuing until July 31, 2005 (such period being referred to herein as the "Term", and being subject to the early termination provisions of Articles 4 and 5 of Exhibit A attached hereto), the following non-exclusive rights:

         (a) Solely during the Term and in the United States, the right (as further described below) to exhibit an audiovisual recording (the "Videotape") provided by Steerpike to SLS which contains footage of Artist discussing his endorsement of the Products. The Videotape will be provided to SLS no later than ninety (90) days after the complete execution hereof (provided any production activities undertaken by SLS in connection with the Videotape [and approved by Steerpike] do not delay such provision of the Videotape to SLS), and any costs incurred in connection with the production, shipping and exhibition of the Videotape shall be SLS' sole responsibility. The Videotape may only be exhibited by SLS in: (1) "internal", non-public corporate meetings; (2) shareholder meetings and (3) audio equipment industry trade shows, and

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such exhibition may only occur in connection with the promotion, advertising, marketing and sale of the Products. The specific content and length of the Videotape shall be determined in Steerpike's sole discretion; however: (i) Steerpike will consult with SLS in good faith in connection with the content of the Videotape; (ii) the final script for the Videotape shall be mutually approved by Steerpike and SLS; and (iii) provided that SLS has made the Products available to Steerpike (and installed them) at the location where the Videotape is to be recorded (it being acknowledged and agreed that the choice of such location is to be determined solely by Steerpike), Steerpike agrees to cause Artist to appear with the Products in the Videotape.

         (b) Solely during the Term and in the United States, the right (as further described below) to use, solely in trade and/or consumer print advertisements for the Products (which such print advertisements may be placed solely in music-related trade and/or consumer magazines/periodicals), a photograph provided by Steerpike to SLS which features Artist's likeness. Steerpike agrees that it will provide SLS with three (3) different photographs (the "Photos") for SLS' use in accordance with this paragraph 1(b). The Photos will be provided to SLS no later than 90 days after the complete execution hereof (provided any production activities undertaken by SLS in connection with the Photos [and approved by Steerpike] do not delay such provision of the Photos to SLS), and any costs incurred in connection with the production, shipping and use of the Photos shall be SLS' sole responsibility. Any advertisement embodying any of the Photos, as well as the manner and specific use of the particular Photo and the particular magazine (or other periodical) in which the advertisement is to be run, shall be subject to Steerpike's prior written approval, which may be withheld for any reason whatsoever. Notwithstanding the provision of the Photos to SLS by Steerpike, SLS shall be solely responsible for obtaining any and all necessary rights, licenses and approvals from any third parties who have any rights or interest in the Photos. Steerpike agrees that, provided that SLS has made the Products available to Steerpike (and installed them) at the location where the Photos are to be taken (it being acknowledged and agreed that the choice of such location is to be determined solely by Steerpike), Steerpike will cause Artist to appear with the Products in the Photos.

         (c) Solely during the Term and in the United States, the right to issue one (1) press release (the "Press Release") in connection with the subject matter hereof. The content and release date of the Press Release shall be subject to Steerpike's prior written approval (provided, however, that any such release date which is within ten (10) business days of the date of complete execution hereof shall be deemed approved by Steerpike).

         (d) SLS acknowledges and agrees that all such approvals or disapprovals are within Steerpike's sole discretion, and any item or use not approved by Steerpike in writing is deemed to be disapproved. If SLS so requests, Steerpike will provide SLS with specific reasons for any such disapproval so that SLS can attempt to address Steerpike's concerns and correct any stated problem and, if applicable, resubmit materials for Steerpike's approval or disapproval.

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         (2) The parties acknowledge that the Videotape and the Photos were created outside of the United States and the United Kingdom, and that, as between Steerpike and SLS, Steerpike is the sole owner and copyright holder of such items.

         (3) Steerpike hereby designates Artist's manager, Kathy Schenker, as its authorized representative for purposes of providing SLS with any approvals SLS is required to receive from Steerpike pursuant to this letter agreement, and all requests hereunder for Steerpike's approval shall be submitted to Kathy Schenker, KSM, Inc., 1776 Broadway, Suite 1001, New York, New York 10019, Facsimile No.: (212) 333-4104.

         (4) In consideration for the rights granted hereunder, SLS agrees to grant (pursuant to the option agreement between the parties attached hereto as Exhibit B [the "Option Agreement"]) to Steerpike options to purchase One Million (1,000,000) shares of the common stock of SLS International, Inc. at the exercise price of Twenty Five Cents ($.25) per share commencing on the date hereof. The terms and conditions of such grant are more fully described in the Option Agreement. Notwithstanding anything to the contrary contained herein, this agreement shall not be deemed effective unless and until the Option Agreement is fully and completely executed by Steerpike and SLS.

         (5) SLS will provide Steerpike with two (2) SLS HT 600 5.1 Speaker Systems (the "Artist Speakers") at no charge. SLS will pay for all shipping and handling charges associated with delivering the Artist Speakers to the parties specified by Steerpike to SLS, and will provide Steerpike (and those parties specified by Steerpike) with all of SLS' standard Product warranty(ies) in connection with the Artist Speakers.

         (6) SLS acknowledges and agrees that Steerpike reserves all rights not expressly granted to SLS hereunder, and Steerpike shall have no obligation of any nature whatsoever to SLS in connection therewith. SLS acknowledges and agrees that the rights granted herein do not transfer any title or interest in or to Artist's name, likeness, image, voice or quotes, all of which are owned (as applicable) by Steerpike, Artist and/or their affiliated entities.

         (7) During the Term and in the United States, Steerpike agrees that it shall use reasonable efforts to ensure that Artist does not make any public statements in derogation of SLS or the Products.

         (8) In addition to the terms set forth above in this letter agreement, the Standard Terms and Conditions attached hereto as "Exhibit A" is incorporated herein by reference and shall be deemed a part hereof.

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       If the foregoing is acceptable to SLS, please sign and return to us the enclosed counterpart of this letter, whereupon this letter shall be effective in accordance with its terms. Facsimile and photocopied signatures shall be treated as originals for all purposes relating to this agreement.

                                            Very truly yours,
                                            STEERPIKE (OVERSEAS) LIMITED



                                            By:_______________________________
                                                  An Authorized Signatory


ACCEPTED AND AGREED:

SLS LOUDSPEAKERS
A Division of SLS International, Inc.

By:___________________________
       An Authorized Signatory

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In order to induce SLS Loudspeakers, A Division of SLS International, Inc.
("SLS") to enter into the foregoing agreement ("Agreement") with Steerpike (Overseas) Limited ("SOL"), the undersigned (referred to in the Agreement as "Artist") hereby:

                  (a) acknowledges that he has read and is familiar with all the terms and conditions of the Agreement;

                  (b) assents to the execution of the Agreement and agrees to be bound by the terms and conditions thereof that relate to the undersigned in any way, directly or indirectly, and hereby guarantees to SLS the full and faithful performance of all the terms and conditions of the Agreement by the undersigned and by SOL; and

                  (c) acknowledges and agrees that SLS shall be under no obligation to make any payments to the undersigned or otherwise, for or in connection with this inducement and for or in connection with the services rendered by the undersigned or in connection with the rights granted to SLS thereunder and the fulfillment of the undersigned's obligations pursuant to the Agreement.

                                               ____________________________
                                               Gordon M. Sumner p/k/a "Sting"

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                                    EXHIBIT A
                                    ---------

                          STANDARD TERMS AND CONDITIONS

         These Standard Terms and Conditions shall be deemed fully incorporated in the letter agreement (the "Underlying Agreement") to which this Exhibit A is attached, and these Standard Terms and Conditions and the Underlying Agreement shall hereinafter be collectively referred to as the "Agreement". SLS Loudspeakers, A Division of SLS International, Inc. is herein referred to as "Licensee" and Steerpike (Overseas) Limited is herein referred to as "Licensor". All terms shall, unless expressly provided otherwise herein, have the same respective meanings as set forth in the Underlying Agreement.

1.       INDEMNIFICATION.
         ----------------

         (a) (i) Licensor shall indemnify, hold harmless and defend Licensee, and its parents, subsidiaries, affiliates, officers, directors and employees (each an "SLS Indemnitee", and collectively "SLS Indemnitees"), against any claims, liabilities, demands, causes of action, judgments, settlements and expenses (including, but not limited to, reasonable attorneys' fees and court costs) ("Claim") arising out of (i) a breach of any representation, warranty or covenant made by Licensor hereunder, or (ii) the failure of Licensor to perform any of its obligations contained in this Agreement; provided, however, that Licensee shall notify Licensor in writing within ten (10) days after Licensee receives notification of any Claim or suit related thereto. In no event shall Licensor be liable for any consequential damages or loss of profits which Licensee may suffer arising out of same. The foregoing indemnity shall not be construed to cover any claim with respect to which Licensee has committed to indemnify Licensor under paragraph 1(b) below.

                  (ii) If any Claim is initiated against any SLS Indemnitee with respect to which such SLS Indemnitee may make a claim against Licensor pursuant to paragraph 1(a)(i), then the SLS Indemnitee shall give prompt written notice of such Claim to the Licensor; provided, however, that the failure to so notify the Licensor shall not relieve the Licensor from any liability under paragraph 1(a)(i) unless, and only to the extent that, such failure results in prejudice to or forfeiture of, substantive rights or defenses of the Licensor. Licensor, at Licensor's own expense, shall have the option to assume the defense of such Claim. If Licensor assumes the defense of such Claim, (i) Licensor shall keep the SLS Indemnitee informed of all material developments and events relating to such Claim, (ii) the SLS Indemnitee shall have the right to participate, at its own expense, in the defense of such Claim (but such participation shall not be deemed to give the SLS Indemnitee the right to control such defense), (iii) the SLS Indemnitee shall cooperate as reasonably requested by Licensor in the defense of such Claim, and (iv) Licensor shall not settle such Claim without the prior written consent of the SLS Indemnitee, which consent shall not be unreasonably withheld. If Licensor fails to assume the defense of such Claim, or fails to diligently defend such Claim, the SLS Indemnitee may assume the defense of such Claim and

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Licensor shall reimburse Indemnitee for all reasonable expenses (including reasonable attorneys' fees) as such expenses are incurred, relating to the defense of such Claim.

         (b) (i) Licensee shall indemnify and hold harmless Licensor and Artist, and their respective parents, subsidiaries, affiliates, officers, directors, representatives, employees and agents (each, an "Indemnitee" and collectively "Indemnitees") from and against any and all Claims (including, but not limited to, reasonable attorneys' fees and court costs) arising out of or in connection with (i) the design, manufacture, packaging, distribution, shipment, advertising, promotion, sale, or exploitation of the Products (including, without limitation, any Claim arising out of or in connection with (A) any injury to or death of any person directly or indirectly arising out of or resulting from the Products or any goods or services manufactured, sold or offered by Licensee; (B) any damage to or loss of any property directly or indirectly arising out of or resulting from the Products or any goods or services manufactured, sold or offered by Licensee or (C) any injury or damage arising from any claim or representation regarding the Products in any advertising or other materials), (ii) any breach of any representation, warranty, or covenant made by Licensee hereunder, or (iii) the failure of Licensee to perform any of its obligations contained in this Agreement. Without limiting the generality of the foregoing, Licensee's indemnity shall specifically apply to claims relating to or based upon defects in the Products, whether hidden or obvious, it being agreed that any governmental order of recall or injunction against distribution and/or sale shall, as between Licensee and Licensor, be deemed conclusive proof of such defect for purposes of triggering Licensee's indemnity hereunder. The foregoing indemnity shall not be construed to cover any claim with respect to which Licensor has committed to indemnify Licensee under Paragraph 1(a) above.

             (ii) If any Claim is initiated against any Indemnitee with respect to which such Indemnitee may make a claim against Licensee pursuant to paragraph 1(b)(i), then the Indemnitee shall give prompt written notice of such Claim to the Licensee; provided, however, that the failure to so notify the Licensee shall not relieve the Licensee from any liability under paragraph 1(b)(i) unless, and only to the extent that, such failure results in prejudice to or forfeiture of, substantive rights or defenses of the Licensee. Licensee, at Licensee's own expense, shall have the option to assume the defense of such Claim. If Licensee assumes the defense of such Claim, (i) Licensee shall keep the Indemnitee informed of all material developments and events relating to such Claim, (ii) the Indemnitee shall have the right to participate, at its own expense, in the defense of such Claim (but such participation shall not be deemed to give the Indemnitee the right to control such defense), (iii) the Indemnitee shall cooperate as reasonably requested by Licensee in the defense of such Claim, and (iv) Licensee shall not settle such Claim without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld. If Licensee fails to assume the defense of such Claim, or fails to diligently defend such Claim, Indemnitee may assume the defense of such Claim and Licensee shall reimburse Indemnitee for all reasonable expenses (including reasonable attorneys' fees) as such expenses are incurred, relating to the defense of such Claim.

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         (c) In the event of termination or expiration of this Agreement, this
Article 1 shall survive.

2.       REPRESENTATIONS AND WARRANTIES.
         -------------------------------

         (a) Licensor represents and warrants to Licensee that (i) Licensor has the full right, authority and power to enter into this Agreement and to perform all its obligations hereunder; and (ii) Licensor's execution, delivery, and performance of this Agreement will not infringe upon the rights of any third party or violate the provisions of any agreement to which Licensor is a party.

         (b) Licensee represents and warrants to Licensor that: (i) Licensee has the full right, authority and power to enter into this Agreement and to perform all its obligations hereunder; (ii) neither Licensor nor Artist has been or shall be involved in any manner with the manufacture or design (including, without limitation, safety concerns) of the Products and that Licensee shall be solely responsible for the proper manufacture, design and safety of the Products and the merchantability thereof; (iii) Licensee shall be solely responsible for any claims or damages that may arise from any promotion or use of the Products (other than claims or damages which solely arise from the use of Artist's name and likeness as permitted hereunder); and (iv) Licensee's execution, delivery, and performance of this Agreement will not infringe upon the rights of any third party or violate the provisions of any agreement to which Licensee is a party.

3.       INSURANCE.
         ----------

         Licensee shall at all times while this Agreement is in effect and for four (4) years thereafter, obtain and maintain at its own expense, from a qualified insurance carrier, insurance, including, without limitation, products, personal injury, advertising, and contractual liability coverage, which includes as additional insureds Licensor and Artist, and any of their respective parents, subsidiaries, affiliates, officers, directors, employees, representatives and agents which Licensor reasonably requests to be added as additional insureds. The amount of coverage shall not be less than One Million ($1,000,000) Dollars combined single limit (with no deductible amount) for each single occurrence. The policy shall provide for thirty (30) days written notice to Licensor from the insurer by registered or certified mail, return receipt requested, in the event of any modification, cancellation or termination. Upon execution of this Agreement, Licensee shall furnish Licensor with a certificate of insurance issued by the carrier evidencing the same. In no event shall Licensee use Artist's name or likeness in connection with the Products prior to Licensor's receipt of such certificate of insurance.

4.       TERMINATION.
         ------------

         (a) In addition to any and all other remedies available to it hereunder, Licensor shall have the right to immediately terminate the Term of this Agreement upon written notice to Licensee upon the occurrence of any of the following:

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                  (i) Licensee uses any Photo or runs any advertisement
embodying Artist's name or likeness without having the prior written approval of Licensor as specified in the Agreement.

                  (ii) Licensee makes any use of the Videotape that is not specifically granted to Licensee in the Agreement.

                  (iii) Licensee becomes subject to any voluntary or involuntary order of any government agency involving the recall of any of the Products because of safety, health or other hazards or risks to the public.

                  (iv) Licensee is in breach of any term or provision of the Option Agreement.

                  (v) Licensee fails to register the Shares (as defined in the Option Agreement) in accordance with the terms of the Option Agreement by December 31, 2003.

         (b) In addition to any and all other remedies available to it hereunder, on thirty (30) days prior written notice to Licensee, Licensor may terminate the Term of this Agreement (in which case such termination shall be effective immediately upon expiration of the thirty (30) day notice period), upon the occurrence of any of the following circumstances, provided that during such thirty (30) day period, Licensee fails to cure the breach to Licensor's satisfaction:

                  (i) Licensee fails to obtain or maintain insurance as required under Paragraph 3 hereinabove.

                  (ii) A petition in bankruptcy is filed by or against Licensee; Licensee is adjudicated bankrupt or insolvent, or makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law; Licensee discontinues its business; or a receiver is appointed for Licensee or Licensee's business and such receiver is not discharged within thirty (30) days.

                  (iii) Licensee or any of its controlling shareholders, officers, directors or employees take any actions in connection with the manufacture, sale, distribution or advertising of the Products which damages or reflects adversely upon the Licensor and/or the Artist.

                  (iv) Licensee violates any of its other obligations or breaches any of its covenants, agreements, representations or warranties hereunder.

5.       EFFECT OF TERMINATION.
         ----------------------

         (a) On expiration or termination of the Term of this Agreement, Licensee shall have no further right to exercise the rights granted hereunder (including, without limitation, those granted in the Underlying Agreement) or otherwise acquired in relation to this Agreement and

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such rights shall forthwith revert to Licensor. All materials supplied to
Licensee by Licensor hereunder, if any, shall be immediately returned to Licensor at Licensee's expense. Licensee agrees that (i) its failure to cease the use of Artists name and/or likeness in connection with the manufacture, sale and/or distribution of Products upon the expiration or termination of this Agreement will result in immediate and irreparable damage to Licensor, (ii) there is no adequate remedy at law for such failure and (iii) in the event of such failure, Licensor shall be entitled to injunctive relief.

         (b) Upon expiration or termination of the Term of this Agreement, Licensee shall refrain from any further use of or direct or indirect reference to any of the rights granted hereunder (including, without limitation, the use of Artist's name and/or likeness) in connection with the manufacture, sale, distribution or promotion of Products or any other products or services of Licensee.

6.       NOTICES.
         --------

         All notices, demands, contracts or waivers hereunder shall be given in writing by messenger or overnight air courier sent to the addresses set forth for the respective parties in the Underlying Agreement or as otherwise indicated in writing by a party hereto. The date of messengering shall be deemed to be the date of service. One (1) business day from the date of overnight air courier handling shall be deemed to be the date of service for courier handled notices. A courtesy copy of all notices sent to Licensor shall be sent to Grubman Indursky & Schindler, P.C., 152 West 57th Street, 31st Floor, New York, New York 10019, Attn: Joseph M. Brenner, Esq.

7.       ENTIRE AGREEMENT.
         -----------------

         This Agreement shall constitute the entire understanding of the parties with respect to the subject matter, superseding all prior and contemporaneous promises, agreements and understandings, whether written or oral pertaining thereto.

8.       RELATIONSHIP OF THE PARTIES.
         ----------------------------

         This Agreement does not appoint either party as the agent of the other party, or create a partnership or joint venture between the parties.

9.       NO MODIFICATION; WAIVER.
         ------------------------

         The terms of this Agreement shall not be modified except by an agreement in writing signed by both parties hereto. No waiver by either party of a breach or default hereunder shall be deemed a waiver by such party of a subsequent breach or default of a like or similar nature.

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10.      GOVERNING LAW.
         --------------

         This Agreement shall be construed and interpreted pursuant to the laws of the State of New York, and the parties hereto submit and consent to the jurisdiction of the courts of the State of New York, including Federal Courts located therein, should Federal jurisdiction requirements exist, in any action brought to enforce (or otherwise relating to) this Agreement. Notwithstanding the preceding sentence, nothing contained in this Agreement shall preclude Licensor from bringing an action in any appropriate forum to enforce the terms and provisions of this Agreement. Licensee hereby consents to the exclusive jurisdiction of any State or Federal court empowered to enforce this Agreement in the State of New York, New York County, and waives any objection thereto on the basis of personal jurisdiction or venue.

11.      SEVERABILITY.
         -------------

         If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, such decision shall not affect the validity or enforceability of any of the remaining provisions, which remaining provisions shall continue to have full force and effect.

12.      ASSIGNMENT
         ----------

         Licensee may not assign this agreement or any of its rights or obligations hereunder without Licensor's express written consent (which consent may be withheld for any reason). Any assignment in violation of the previous sentence shall be null and void and of no force or effect. Licensor may assign this agreement or any of its rights or obligations hereunder without restriction.

13.      CURE.
         -----

         The failure by Licensor to perform any of its obligations hereunder shall not be deemed a breach of this Agreement unless Licensee gives Licensor written notice of such failure to perform and such failure is not corrected within thirty (30) days from and after Licensor's receipt of such notice, or, if such failure is not reasonably capable of being cured within such thirty (30) day period, Licensor does not commence to cure such failure within such thirty
(30) day period and proceed with reasonable diligence to complete the curing of such failure thereafter.

14.      COUNTERPARTS.
         -------------

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same Agreement.

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                                    EXHIBIT B

                                Option Agreement








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